Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 25, 2018

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 25, 2018 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2018.

Consolidated net income available to common stockholders for the third quarter of 2018 was $274.8 million, or $5.10 per diluted common share, compared to $237.8 million, or $4.42 per diluted common share, for the second quarter of 2018 and $148.6 million, or $2.79 per diluted common share, for the third quarter of 2017. Consolidated net income available to common stockholders for the nine months ended September 30, 2018 was $707.6 million, or $13.15 per diluted common share, compared to $373.3 million, or $7.01 per diluted common share, for the comparable 2017 period.

"Our outstanding third quarter reflected the positive core business trends and tailwinds that have enabled SVB to deliver strong performance in the first half of the year," said Greg Becker, President and CEO of SVB Financial Group. "We again saw robust loan and client funds growth, a healthy increase in net interest income, strong warrant- and investment-related gains, and solid core fee income increases, all against the backdrop of stable credit.  While preliminary, our positive 2019 outlook reflects our expectation of continued benefits from the unprecedented liquidity being deployed in and by our clients, the full-year impact of recent interest rate increases, and continued effective execution of our growth plans."
Highlights of our third quarter 2018 results (compared to second quarter 2018, unless otherwise noted) included:

•	Average loan balances of $26.3 billion, an increase of $1.5 billion (or 5.9 percent).

•	Period-end loan balances of $27.5 billion, an increase of $1.5 billion (or 5.8 percent).

•	Average fixed income investment securities of $25.5 billion, an increase of $0.3 billion (or 1.4 percent).

•	Period-end fixed income investment securities of $25.0 billion, a decrease of $0.5 billion (or 2.0 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $9.4 billion (or 7.9 percent) to $128.7 billion.

•	Period-end total client funds increased $6.0 billion (or 4.8 percent) to $130.7 billion.

•	Net interest income (fully taxable equivalent basis) of $496.1 million, an increase of $27.6 million (or 5.9 percent).

•	Provision for credit losses of $17.2 million, compared to $29.1 million.

•	Net loan charge-offs of $20.0 million, or 30 basis points of average total gross loans (annualized), compared to $13.5 million, or 22 basis points.

•
Net gains on investment securities, of $32.2 million, compared to $36.1 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $25.6 million, compared to non-GAAP net gains on investment securities, net of noncontrolling interests, of $26.4 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $34.1 million, compared to $19.1 million.

•
Noninterest income of $210.1 million, an increase of $17.4 million (or 9.0 percent). Non-GAAP core fee income increased $8.6 million (or 7.0 percent) to $131.7 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $309.4 million, an increase of $3.7 million (or 1.2 percent).

•	Effective tax rate of 25.8 percent compared to 24.5 percent.

Third Quarter 2018 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Income statement:
Diluted earnings per common share	$5.10	$4.42	$3.63	$2.19	$2.79	$13.15	$7.01
Net income available to common stockholders	274.8	237.8	195.0	117.2	148.6	707.6	373.3
Net interest income	493.2	466.4	419.9	393.7	374.0	1,379.5	1,026.7
Provision for credit losses	17.2	29.1	28.0	22.2	23.5	74.2	70.1
Noninterest income	210.1	192.7	155.5	152.3	158.8	558.3	405.0
Noninterest expense	309.4	305.7	265.4	264.0	257.8	880.6	746.6
Non-GAAP core fee income (1)	131.7	123.1	115.0	106.4	102.7	369.8	272.6
Non-GAAP noninterest income, net of noncontrolling interests (1)	203.4	183.2	142.5	144.5	153.2	529.1	383.3
Non-GAAP noninterest expense, net of noncontrolling interests (1)	309.3	305.5	265.4	263.7	257.6	880.3	746.1
Fully taxable equivalent:
Net interest income (2)	$496.1	$468.5	$421.2	$395.3	$374.6	$1,385.8	$1,028.1
Net interest margin	3.62%	3.59%	3.38%	3.20%	3.10%	3.53%	2.99%
Balance sheet:
Average total assets	$56,465.0	$54,420.6	$52,367.2	$50,799.4	$49,795.4	$54,432.7	$47,565.1
Average loans, net of unearned income	26,331.4	24,858.5	23,807.2	22,444.1	21,584.9	25,008.3	20,726.5
Average available-for-sale securities	9,589.9	10,048.4	10,748.5	12,081.0	12,674.6	10,124.7	12,539.8
Average held-to-maturity securities	15,916.7	15,112.2	13,234.3	11,703.0	10,467.5	14,764.2	9,405.5
Average noninterest-bearing demand deposits	40,625.8	39,814.5	37,950.8	36,962.0	36,578.8	39,473.5	34,653.3
Average interest-bearing deposits	8,466.5	8,157.5	8,155.3	7,811.4	7,464.1	8,260.9	7,408.4
Average total deposits	49,092.2	47,972.0	46,106.1	44,773.4	44,042.8	47,734.4	42,061.6
Average long-term debt	696.1	695.8	695.6	743.2	749.5	695.8	774.9
Period-end total assets	58,139.7	55,867.7	53,500.8	51,214.5	50,754.3	58,139.7	50,754.3
Period-end loans, net of unearned income	27,494.9	25,996.2	24,587.9	23,106.3	22,189.3	27,494.9	22,189.3
Period-end available-for-sale securities	9,087.6	9,593.4	10,080.4	11,120.7	12,603.3	9,087.6	12,603.3
Period-end held-to-maturity securities	15,899.7	15,898.3	14,548.9	12,663.5	11,055.0	15,899.7	11,055.0
Period-end non-marketable and other equity securities	896.2	852.5	824.9	651.1	627.5	896.2	627.5
Period-end noninterest-bearing demand deposits	40,473.8	40,593.3	37,515.4	36,655.5	36,862.0	40,473.8	36,862.0
Period-end interest-bearing deposits	8,122.3	8,294.0	8,421.2	7,598.6	7,950.0	8,122.3	7,950.0
Period-end total deposits	48,596.1	48,887.3	45,936.5	44,254.1	44,812.0	48,596.1	44,812.0
Off-balance sheet:
Average client investment funds	$79,560.8	$71,311.5	$64,377.7	$57,589.1	$53,273.3	$71,750.0	$49,504.0
Period-end client investment funds	82,085.0	75,773.7	67,739.2	60,329.7	54,241.5	82,085.0	54,241.5
Total unfunded credit commitments	18,539.5	18,728.4	17,170.8	17,462.5	16,341.9	18,539.5	16,341.9
Earnings ratios:
Return on average assets (annualized) (3)	1.93%	1.75%	1.51%	0.92%	1.18%	1.74%	1.05%
Return on average SVBFG stockholders’ equity (annualized) (4)	22.46	20.82	18.12	11.09	14.59	20.56	12.85
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.03%	1.10%	1.11%	1.10%	1.12%	1.03%	1.12%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.86	0.90	0.93	0.92	0.92	0.86	0.92
Gross loan charge-offs as a % of average total gross loans (annualized)	0.33	0.25	0.18	0.27	0.23	0.26	0.33
Net loan charge-offs as a % of average total gross loans (annualized)	0.30	0.22	0.15	0.23	0.19	0.22	0.29
Other ratios:
GAAP operating efficiency ratio (5)	44.00%	46.39%	46.13%	48.36%	48.38%	45.44%	52.15%

Non-GAAP operating efficiency ratio (1)	44.22	46.88	47.09	48.85	48.82	45.97	52.87
SVBFG CET 1 risk-based capital ratio	13.28	12.92	12.87	12.78	12.96	13.28	12.96
Bank CET 1 risk-based capital ratio	11.98	11.76	11.90	12.06	12.41	11.98	12.41
SVBFG total risk-based capital ratio	14.34	14.03	13.99	13.96	14.29	14.34	14.29
Bank total risk-based capital ratio	12.91	12.72	12.88	13.04	13.40	12.91	13.40
SVBFG tier 1 leverage ratio	8.99	8.81	8.67	8.34	8.34	8.99	8.34
Bank tier 1 leverage ratio	7.82	7.72	7.69	7.56	7.59	7.82	7.59
Period-end loans, net of unearned income, to deposits ratio	56.58	53.18	53.53	52.21	49.52	56.58	49.52
Average loans, net of unearned income, to average deposits ratio	53.64	51.82	51.64	50.13	49.01	52.39	49.28
Book value per common share (6)	$92.48	$87.53	$83.43	$79.11	$77.00	$92.48	$77.00
Other statistics:
Average full-time equivalent ("FTE") employees	2,778	2,591	2,498	2,433	2,434	2,623	2,384
Period-end full-time equivalent ("FTE") employees	2,836	2,626	2,512	2,438	2,433	2,836	2,433

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent for 2018 and 35.0 percent for 2017. The taxable equivalent adjustments were $2.9 million for the quarter ended September 30, 2018, $2.0 million for the quarter ended June 30, 2018, $1.4 million for the quarter ended March 31, 2018, $1.6 million for the quarter ended December 31, 2017 and $0.6 million for the quarter ended September 30, 2017. The taxable equivalent adjustments were $6.2 million and $1.5 million for the nine months ended September 30, 2018 and September 30, 2017, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $496.1 million for the third quarter of 2018, compared to $468.5 million for the second quarter of 2018. The $27.6 million increase from the second quarter of 2018 to the third quarter of 2018, was attributable primarily to the following:

•
An increase in interest income from loans of $22.1 million to $352.4 million for the third quarter of 2018. The increase was reflective primarily of the impact of $1.5 billion in average loan growth, higher interest rates compared to the second quarter of 2018 and one additional day in the third quarter of 2018, partially offset by lower loan fee income. Overall loan yields decreased 2 basis points, to 5.31 percent primarily due to lower loan fees. Gross loan yields, excluding loan interest recoveries and loan fees, increased 9 basis points to 4.81 percent, as compared to 4.72 percent for the second quarter of 2018, reflective primarily of the full-quarter effect of the Federal Funds target rate increase in June 2018 as well as continued increases in LIBOR rates; however, LIBOR rate increases have been minimal in the third quarter of 2018 relative to the increases in the first and second quarters ended 2018. Additionally, benefits from the rate increases on our gross loan yields in the third quarter of 2018 continue to be impacted by pricing competition. Loan fee yields decreased 11 basis points, or $4.7 million, primarily due to lower fee income from decreased levels of loan prepayments in the quarter.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $8.8 million to $155.7 million for the third quarter of 2018. The increase was reflective of higher spreads from the continued reinvestment of maturing fixed income investment securities at higher-yielding rates as well as growth in average fixed income securities of $0.3 billion. Our overall yield from our fixed income securities portfolio increased 8 basis points to 2.42 percent, primarily attributable to the higher reinvestment rates.

•
The above increases were offset by an increase in interest expense of $5.2 million, due to an increase in short-term borrowings primarily to fund loan growth as a result of the timing of loan funding and deposit activities at the end of the third quarter of 2018, as well as an increase in interest paid on our interest-bearing money market deposits due to market rate adjustments.

Net interest margin, on a fully taxable equivalent basis, was 3.62 percent for the third quarter of 2018, compared to 3.59 percent for the second quarter of 2018. Our net interest margin increased primarily as a result of the impact of rising interest rates on gross loans and fixed income investment securities yields, offset by lower loan fee income and increased short-term borrowings to primarily fund loan growth.

For the third quarter of 2018, approximately 92.8 percent, or $24.6 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 67.1 percent are tied to prime-lending rates and 32.9 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our AFS and HTM securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $0.3 billion, or 1.4 percent, to $25.5 billion for the quarter ended September 30, 2018. Our total period-end fixed income investment securities portfolio decreased $0.5 billion, or 2.0 percent, to $25.0 billion at September 30, 2018. The weighted-average duration of our fixed income investment securities portfolio was 3.9 years at September 30, 2018, and 3.7 years at June 30, 2018. Our period-end non-marketable and other equity securities portfolio increased $43.7 million to $896.2 million ($765.3 million net of noncontrolling interests) at September 30, 2018.

Available-for-Sale Securities

Average AFS securities were $9.6 billion for the third quarter of 2018 compared to $10.1 billion for the second quarter of 2018. Period-end AFS securities were $9.1 billion at September 30, 2018 compared to $9.6 billion at June 30, 2018. The decreases in average and period-end AFS security balances from the second quarter of 2018 to the third quarter of 2018 were due to $0.8 billion in portfolio paydowns and maturities during the third quarter of 2018 partially offset by purchases of $0.3 billion in U.S. Treasury securities. The weighted-average duration of our AFS securities portfolio was 2.1 years at both September 30, 2018 and June 30, 2018.

Held-to-Maturity Securities

Average HTM securities were $15.9 billion for the third quarter of 2018, compared to $15.1 billion for the second quarter of 2018. Period-end HTM securities were $15.9 billion at both September 30, 2018 and June 30, 2018. The increase in average HTM security balances from the second quarter of 2018 to the third quarter of 2018 was primarily due to the full-quarter impact of $1.8 billion in new purchases towards the end of the second quarter of 2018 as well as new purchases of $0.6 billion in mortgage-backed securities and municipal bonds purchased early in the third quarter of 2018, partially offset by $0.5 billion in portfolio paydowns and maturities during the third quarter of 2018. The weighted-average duration of our HTM securities portfolio was 4.9 years at September 30, 2018 and 4.7 years at June 30, 2018.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Our non-marketable and other equity securities portfolio increased $43.7 million to $896.2 million ($765.3 million net of noncontrolling interests) at September 30, 2018, compared to $852.5 million ($722.3 million net of noncontrolling interests) at June 30, 2018. The increase was primarily attributable to exercised equity warrant assets, new direct equity investments and an increase in new investments within our qualified housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.5 billion to $26.3 billion for the third quarter of 2018, compared to $24.9 billion for the second quarter of 2018. Period-end loans (net of unearned income) increased by $1.5 billion to $27.5 billion at September 30, 2018, compared to $26.0 billion at June 30, 2018. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our life science/healthcare and private bank portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $1.3 billion and totaled $13.9 billion or 50.3 percent of total gross loans at September 30, 2018 and $12.6 billion or 48.3 percent of total gross loans at June 30, 2018. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Allowance for loan losses, beginning balance	$286,709	$274,294	$236,496	$255,024	$225,366
Provision for loan losses	19,436	27,656	22,409	74,088	67,273
Gross loan charge-offs	(22,205)	(15,428)	(12,338)	(48,220)	(51,449)
Loan recoveries	2,164	1,926	1,828	5,878	6,155
Foreign currency translation adjustments	(391)	(1,739)	615	(1,057)	1,665
Allowance for loan losses, ending balance	$285,713	$286,709	$249,010	$285,713	$249,010
Allowance for unfunded credit commitments, beginning balance	54,104	52,823	47,000	51,770	45,265
(Reduction of) provision for unfunded credit commitments	(2,262)	1,424	1,113	138	2,789
Foreign currency translation adjustments	(34)	(143)	59	(100)	118
Allowance for unfunded credit commitments, ending balance (1)	$51,808	$54,104	$48,172	$51,808	$48,172
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.28%	0.42%	0.40%	0.36%	0.40%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.33	0.25	0.23	0.26	0.33
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.30	0.22	0.19	0.22	0.29
Allowance for loan losses as a percentage of period-end total gross loans	1.03	1.10	1.12	1.03	1.12
Provision for credit losses	$17,174	$29,080	$23,522	$74,226	$70,062
Period-end total gross loans	27,668,829	26,160,782	22,329,829	27,668,829	22,329,829
Average total gross loans	26,497,171	25,014,587	21,712,866	25,165,486	20,850,468
Allowance for loan losses for nonaccrual loans	49,992	53,677	43,824	49,992	43,824
Nonaccrual loans	115,162	124,842	124,672	115,162	124,672

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses decreased $1.0 million to $285.7 million due primarily to a decrease in reserves for nonaccrual loans of $3.7 million, offset by a net increase in our performing reserves of $2.7 million. The net increase in our performing reserves consisted primarily of an increase in reserves reflective of $1.5 billion in period-end loan growth, offset by a decrease in the qualitative component of our performing loan reserves reflective of the continued growth of large private equity/venture capital loans that have a higher credit quality. As a percentage of total gross loans, our allowance for loan losses decreased seven basis points to 1.03 percent at September 30, 2018, compared to 1.10 percent at June 30, 2018. The seven basis point decrease was reflective of the decrease in reserves for our performing loans of four basis points driven primarily by the decrease in our qualitative large loans reserves as well as a decrease in reserves for our nonperforming loans of three basis points reflective of the decrease in nonaccrual loans as a percentage of our overall loan portfolio.

Our provision for credit losses was $17.2 million for the third quarter of 2018, consisting of the following:

•
A provision for loan losses of $19.4 million, which reflects primarily an increase of $12.9 million in additional reserves for period-end loan growth, $9.2 million for charge-offs not specifically reserved for and $9.3 million in net new specific reserves for nonaccrual loans, offset by a decrease in reserves of $8.2 million reflective of the decrease in qualitative reserves mentioned above, and

•
A reduction of the allowance for unfunded credit commitments of $2.2 million, driven primarily by a decrease in reserves reflective primarily of the continued shift in the mix of our unfunded credit facilities consisting of large, high credit quality private equity/venture capital loans.

Gross loan charge-offs were $22.2 million for the third quarter of 2018, of which $9.2 million was not specifically reserved for at June 30, 2018. Gross loan charge-offs included $12.7 million from our hardware loan portfolio and consisted primarily of $11.1 million for one early-stage client and $6.3 million from our software/internet loan portfolio primarily attributable to one mid-stage client.

Nonaccrual loans were $115.2 million at September 30, 2018, compared to $124.8 million at June 30, 2018. Our nonaccrual loan balance decreased $9.6 million primarily as a result of $13.1 million in charge-offs and $14.8 million in repayments, offset by $18.3 million in new nonaccrual loans. Charge-offs of $11.1 million were attributable to one client in our hardware loan portfolio. New nonaccrual loans were primarily from loans in our software/internet loan portfolio. Nonaccrual loans as a percentage of total gross loans decreased to 0.42 percent for the third quarter of 2018 compared to 0.48 percent for the second quarter of 2018.

The allowance for loan losses for nonaccrual loans decreased $3.7 million to $50.0 million in the third quarter of 2018. The decrease was due to $11.1 million of charge-offs for one client which was fully reserved for and $6.6 million in repayments, offset by new nonaccrual loan reserves of $15.9 million.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $128.7 billion for the third quarter of 2018, compared to $119.3 billion for the second quarter of 2018. Period-end total client funds were $130.7 billion at September 30, 2018, compared to $124.7 billion at June 30, 2018.

Average off-balance sheet client investment funds were $79.6 billion for the third quarter of 2018, compared to $71.3 billion for the second quarter of 2018. Average on-balance sheet deposits were $49.1 billion for the third quarter of 2018, compared to $48.0 billion for the second quarter of 2018. Period-end off-balance sheet client investment funds were $82.1 billion at September 30, 2018, compared to $75.8 billion at June 30, 2018. Period-end on-balance sheet deposits were $48.6 billion at September 30, 2018, compared to $48.9 billion at June 30, 2018.

The increases in our average and period-end total client funds from the second quarter of 2018 to the third quarter of 2018 were a result of client fund growth across all portfolio segments driven primarily by an equity funding environment that has remained strong, robust activities in the initial public offering ("IPO") and secondary public offering markets and healthy new client acquisition.
Short-term Borrowings

Short-term borrowings increased $2.2 billion, to $2.6 billion for the third quarter of 2018 compared to $0.4 billion for the second quarter of 2018, primarily to fund loan growth as a result of the timing of loan funding and deposit activities at the end of the third quarter of 2018 as well as to support the short-term liquidity needs of Silicon Valley Bank (the "Bank").
Noninterest Income

Noninterest income was $210.1 million for the third quarter of 2018, compared to $192.7 million for the second quarter of 2018. Non-GAAP noninterest income, net of noncontrolling interests was $203.4 million for the third quarter of 2018, compared to $183.2 million for the second quarter of 2018. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $17.4 million ($20.1 million net of noncontrolling interests) in noninterest income from the second quarter of 2018 to the third quarter of 2018 was attributable primarily to higher net gains on equity warrant assets and higher client investment fees. Items impacting noninterest income for the third quarter of 2018 were as follows:

Gains on investment securities of $32.2 million for the third quarter of 2018, compared to $36.1 million for the second quarter of 2018. Net of noncontrolling interests, non-GAAP net gains on investment securities were $25.6 million for the third quarter of 2018, compared to net gains of $26.4 million for the second quarter of 2018. The non-GAAP net gains, net of noncontrolling interests, of $25.6 million for the third quarter of 2018 were driven by the following:

◦	Gains of $11.5 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in private company investments held in our strategic venture capital funds,

◦	Gains of $7.0 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in private company investments held by the funds in the portfolio, and

◦
Gains of $4.4 million from our public equity securities portfolio primarily attributable to $5.2 million in unrealized gains related to our holdings of one company that had an IPO during the third quarter of 2018.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended September 30, 2018 and June 30, 2018, respectively:

	Three months ended September 30, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains on investment securities, net	$12,949	$1,863	$4,372	$1,473	$11,536	$32,193
Less: income attributable to noncontrolling interests, including carried interest allocation	5,914	727	—	—	—	6,641
Non-GAAP gains on investment securities, net of noncontrolling interests	$7,035	$1,136	$4,372	$1,473	$11,536	$25,552

	Three months ended June 30, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$17,531	$(405)	$140	$726	$18,122	$36,114
Less: income (losses) attributable to noncontrolling interests, including carried interest allocation	9,793	(121)	—	—	—	9,672
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,738	$(284)	$140	$726	$18,122	$26,442

Net gains on equity warrant assets were $34.1 million for the third quarter of 2018, compared to $19.1 million for the second quarter of 2018. Net gains on equity warrant assets for the third quarter of 2018 were attributable primarily to net gains from exercises of $18.3 million of equity warrant assets driven by IPO and M&A activity and $17.3 million of valuation increases in our private company warrant portfolio driven by healthy funding rounds.

At September 30, 2018, we held warrants in 2,031 companies with a total fair value of $147.0 million. Warrants in 18 companies each had fair values greater than $1.0 million and collectively represented $42.8 million, or 29.1 percent, of the fair value of the total warrant portfolio at September 30, 2018.

The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Equity warrant assets:
Gains on exercises, net	$18,287	$8,875	$7,449	$42,808	$22,482
Cancellations and expirations	(1,432)	(826)	(757)	(3,158)	(3,614)
Changes in fair value, net	17,286	11,012	18,230	32,743	23,564
Total net gains on equity warrant assets	$34,141	$19,061	$24,922	$72,393	$42,432
The gains (or losses) from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit and standby letters of credit fees) increased $8.6 million to $131.7 million for the third quarter of 2018, compared to $123.1 million for the second quarter of 2018.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Non-GAAP core fee income:
Foreign exchange fees	$32,656	$34,077	$29,671	$100,560	$82,026
Credit card fees	24,121	22,926	20,270	68,739	56,099
Deposit service charges	19,588	18,794	14,508	56,081	43,046
Client investment fees	36,265	29,452	15,563	88,592	37,571
Lending related fees	10,675	9,528	15,404	30,938	32,874
Letters of credit and standby letters of credit fees	8,409	8,347	7,306	24,938	20,951
Total Non-GAAP core fee income	$131,714	$123,124	$102,722	$369,848	$272,567

The increase in non-GAAP core fee income from the second quarter of 2018 to the third quarter of 2018 was primarily the result of strong performance in client investment fees as well as increased credit card fees and lending related fees. Client investment fees increased $6.8 million driven by higher fees from our off-balance sheet client investment fund products due to increases in client investment fund balances as well as higher market rates. Credit card fees increased $1.2 million due to higher interchange fee income reflective of increased transaction volumes. Lending related fees increased $1.1 million driven by fees earned from unused lines of credit.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $309.4 million for the third quarter of 2018, compared to $305.7 million for the second quarter of 2018. The increase of $3.7 million in noninterest expense consisted primarily of an increase in our total compensation and benefits expense offset by decreased professional services expenses in the third quarter of 2018 compared to the second quarter of 2018.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Compensation and benefits:
Salaries and wages	$84,962	$76,831	$72,799	$234,832	$207,687
Incentive compensation plans	55,531	52,473	36,271	150,393	104,578
Employee stock ownership plan ("ESOP")	1,844	1,909	1,397	4,997	3,732
Other employee incentives and benefits (1)	53,100	50,742	42,796	152,976	133,415
Total compensation and benefits	$195,437	$181,955	$153,263	$543,198	$449,412
Period-end full-time equivalent employees	2,836	2,626	2,433	2,836	2,433
Average full-time equivalent employees	2,778	2,591	2,434	2,623	2,384

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $13.5 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $8.1 million in salaries and wages reflective primarily of an increase in the number of average full-time equivalent employees ("FTE") by 187 to 2,778 FTEs for the third quarter of 2018 as well as retention incentives paid for key employees,

•	An increase of $3.1 million in incentive compensation expense reflective primarily of our strong full-year expected performance as well as an increase in average FTEs mentioned above, and

•
An increase of $2.4 million in other employee incentives and benefits due primarily from an increase in warrant incentive plan expense reflective primarily of our strong net gains on equity warrant assets.

The $10.3 million decrease in professional services expense is primarily reflective of the $6.0 million write-off for capitalized costs related to Comprehensive Capital Analysis and Review ("CCAR") recorded in the second quarter of 2018 as well as lower overall project spend in the third quarter of 2018 as compared to the second quarter of 2018.
Income Tax Expense
Our effective tax rate was 25.8 percent for the third quarter of 2018, compared to 24.5 percent for the second quarter of 2018. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The increase in our effective tax rate for the third quarter of 2018 is due primarily to an $8.8 million decrease in the recognition of excess tax benefits from share-based compensation in the third quarter of 2018 compared to the second quarter of 2018 which is reflective of the timing of vesting for our annual awards and the exercise activities of employees. The decrease was offset by an increase in tax benefits of $4.6 million related primarily to Federal return-to-provision adjustments on timing differences which have a permanent impact on the Company's effective tax rate due to the corporate income tax rate change effective January 1, 2018.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net interest income (1)	$(10)	$(10)	$(9)	$(29)	$(26)
Noninterest income (1)	(2,749)	(7,856)	(4,341)	(20,127)	(19,059)
Noninterest expense (1)	154	227	125	349	517
Carried interest allocation (2)	(3,943)	(1,589)	(1,273)	(9,034)	(2,650)
Net income attributable to noncontrolling interests	$(6,548)	$(9,228)	$(5,498)	$(28,841)	$(21,218)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $6.5 million for the third quarter of 2018, compared to $9.2 million for the second quarter of 2018. Net income attributable to noncontrolling interests of $6.5 million for the third quarter of 2018 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio, related primarily to net unrealized valuation increases for private company investments held by the funds in the portfolio.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.2 billion to $4.9 billion at September 30, 2018, compared to $4.7 billion at June 30, 2018, due to net income of $274.8 million and an increase in additional paid-in capital of $13.4 million attributable primarily to amortization of share-based compensation partially offset by an increase of $21.5 million in accumulated other comprehensive loss reflective primarily of a decrease in the fair value of our AFS securities portfolio of $17.9 million, net of tax, driven by increases in period-end market interest rates.

Capital Ratios

Our regulatory risk-based capital ratios increased as of September 30, 2018, compared to the same ratios as of June 30, 2018, primarily as a result of a proportionally higher increase in capital from net income compared to the increase in risk-weighted assets for the third quarter of 2018. The increase in risk-weighted assets was primarily due to our robust loan growth for the third quarter of 2018.
Both SVB Financial Group and the Bank's tier 1 leverage ratios increased as of September 30, 2018, compared to June 30, 2018, due to proportionally higher capital from net income to average assets growth during the third quarter of 2018.
Overall, increases to the Bank's risk-based capital and tier 1 leverage ratios were partially offset by a $40.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the third quarter of 2018.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2018, and Preliminary 2019 Outlook for Selected Items

Our outlook for the year ending December 31, 2018, and our preliminary outlook for selected items for the year ending December 31, 2019, is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of the passage of the Tax Cuts and Jobs Act ("TCJ Act"), we have included guidance on our expected effective tax rate for the year ending December 31, 2018. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2018, compared to our full year 2017 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 22, 2018, June 13, 2018 and September 26, 2018 increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the increases in the 1- and 3- month LIBOR rates through September 30, 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2018, and (ii) management updates to certain 2018 outlook metrics we previously disclosed on July 26, 2018.)

	Current full year 2018 outlook compared to 2017 results (as of October 25, 2018)	Change in outlook compared to outlook reported as of July 26, 2018
Average loan balances	Increase at a percentage rate in the low twenties	Outlook increased to low twenties from previous outlook of high teens
Average deposit balances	Increase at a percentage rate in the low teens	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the mid-thirties	No change from previous outlook
Net interest margin (1)	Between 3.55% and 3.65%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2017 levels	No change from previous outlook
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.40% and 0.60% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the mid-thirties	Outlook increased to mid-thirties from previous outlook of low thirties
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the mid-teens	Outlook increased to mid-teens from previous outlook of low teens
Effective tax rate (5)	Between 26.0% and 28.0%	No change from previous outlook

Preliminary 2019 Outlook for Selected Items

Our preliminary full year 2019 outlook for selected items provided below is based on various management assumptions, including: (a) no increase in market interest rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2019, compared to our full year ending December 31, 2018, expected results, we currently expect the following percentage rate increases:

◦average loan balance growth in the mid-teens,
◦average deposit balance growth in the high single digits,
◦net interest income growth in the high teens (assuming no Federal Reserve rate increases),
◦net loan charge-offs between 0.20% and 0.40% of average total gross loans,
◦non-GAAP core fee income2 growth in the mid-teens, and

◦	non-GAAP noninterest expense[3] growth (excluding expenses related to noncontrolling interests) in the mid-teens.

Our 2019 outlook is preliminary and subject to change.

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity. Such forecasts are subject to change, and actual results may differ, based on variations of the expected impact of the TCJ Act and other factors described under the section "Forward-Looking Statements" below.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2018 and Preliminary 2019 Outlook for Selected Items”, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full years 2018 and 2019.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate, including the expected impact of the TCJ Act;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, October 25, 2018, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2018. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "47640017".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, October 25, 2018, through 9:59 p.m. (Pacific Time) on Tuesday, November 27, 2018, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "47640017#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on October 25, 2018.

About SVB Financial Group

For 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Loans	$352,353	$330,298	$268,445	$979,724	$745,983
Investment securities:
Taxable	142,075	137,150	109,443	403,702	294,768
Non-taxable	10,748	7,666	1,172	23,506	2,703
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	8,137	6,187	6,211	20,080	16,670
Total interest income	513,313	481,301	385,271	1,427,012	1,060,124
Interest expense:
Deposits	8,042	6,270	2,304	18,409	6,218
Borrowings	12,049	8,588	8,993	29,075	27,243
Total interest expense	20,091	14,858	11,297	47,484	33,461
Net interest income	493,222	466,443	373,974	1,379,528	1,026,663
Provision for credit losses	17,174	29,080	23,522	74,226	70,062
Net interest income after provision for credit losses	476,048	437,363	350,452	1,305,302	956,601
Noninterest income:
Gains on investment securities, net	32,193	36,114	15,238	77,365	48,838
Gains on equity warrant assets, net	34,141	19,061	24,922	72,393	42,432
Foreign exchange fees	32,656	34,077	29,671	100,560	82,026
Credit card fees	24,121	22,926	20,270	68,739	56,099
Deposit service charges	19,588	18,794	14,508	56,081	43,046
Client investment fees	36,265	29,452	15,563	88,592	37,571
Lending related fees	10,675	9,528	15,404	30,938	32,874
Letters of credit and standby letters of credit fees	8,409	8,347	7,306	24,938	20,951
Other	12,022	14,390	15,896	38,671	41,128
Total noninterest income	210,070	192,689	158,778	558,277	404,965
Noninterest expense:
Compensation and benefits	195,437	181,955	153,263	543,198	449,412
Professional services	36,542	46,813	32,987	112,080	86,331
Premises and equipment	19,858	19,173	18,937	57,576	53,753
Net occupancy	13,694	13,288	12,660	40,598	35,437
Business development and travel	12,712	12,095	10,329	35,998	30,913
FDIC and state assessments	9,550	10,326	8,359	29,306	26,354
Correspondent bank fees	3,513	3,277	3,162	10,200	9,770
Other	18,139	18,812	18,064	51,645	54,670
Total noninterest expense	309,445	305,739	257,761	880,601	746,640
Income before income tax expense	376,673	324,313	251,469	982,978	614,926
Income tax expense	95,308	77,287	97,351	246,561	220,412
Net income before noncontrolling interests	281,365	247,026	154,118	736,417	394,514
Net income attributable to noncontrolling interests	(6,548)	(9,228)	(5,498)	(28,841)	(21,218)
Net income available to common stockholders	$274,817	$237,798	$148,620	$707,576	$373,296
Earnings per common share—basic	$5.16	$4.48	$2.82	$13.33	$7.11
Earnings per common share—diluted	5.10	4.42	2.79	13.15	7.01
Weighted average common shares outstanding—basic	53,235,090	53,064,224	52,704,869	53,062,082	52,529,778
Weighted average common shares outstanding—diluted	53,918,973	53,776,035	53,304,988	53,799,827	53,229,658

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2018	June 30, 2018	September 30, 2017
Assets:
Cash and cash equivalents	$3,819,141	$2,712,101	$3,555,571
Available-for-sale securities, at fair value (cost $9,236,301, $9,717,156, and $12,584,564, respectively)	9,087,609	9,593,366	12,603,337
Held-to-maturity securities, at cost (fair value $15,372,238, $15,493,995, and $11,023,415, respectively)	15,899,726	15,898,263	11,055,006
Non-marketable and other equity securities (1)	896,249	852,505	627,469
Investment securities	25,883,584	26,344,134	24,285,812
Loans, net of unearned income	27,494,915	25,996,192	22,189,327
Allowance for loan losses	(285,713)	(286,709)	(249,010)
Net loans	27,209,202	25,709,483	21,940,317
Premises and equipment, net of accumulated depreciation and amortization	121,890	117,603	122,826
Accrued interest receivable and other assets	1,105,917	984,424	849,761
Total assets	$58,139,734	$55,867,745	$50,754,287
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$40,473,774	$40,593,302	$36,862,021
Interest-bearing deposits	8,122,337	8,293,993	7,950,012
Total deposits	48,596,111	48,887,295	44,812,033
Short-term borrowings	2,631,252	417,246	4,840
Other liabilities	1,146,109	1,062,391	990,498
Long-term debt	696,217	695,972	749,618
Total liabilities	53,069,689	51,062,904	46,556,989
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 53,250,255 shares, 53,210,627 shares, and 52,723,654 shares outstanding, respectively	53	53	53
Additional paid-in capital	1,360,030	1,346,586	1,294,499
Retained earnings (1)	3,672,696	3,397,879	2,749,627
Accumulated other comprehensive (loss) income	(108,410)	(86,865)	15,634
Total SVBFG stockholders’ equity	4,924,369	4,657,653	4,059,813
Noncontrolling interests	145,676	147,188	137,485
Total equity	5,070,045	4,804,841	4,197,298
Total liabilities and total equity	$58,139,734	$55,867,745	$50,754,287

(1)
Effective January 1, 2018, we adopted Accounting Standard update ("ASU") 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in the reclassification of public equity securities out of our AFS securities portfolio into our non-marketable and other equity securities portfolio. In addition, upon adoption of this guidance, equity investments carried at cost in our non-marketable and other equity securities portfolio were remeasured, and are carried, at fair value. This guidance was adopted using the modified retrospective method with a cumulative adjustment to opening retained earnings. As such, prior period amounts have not been restated.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,548,271	$8,136	1.27%	$2,346,820	$6,187	1.06%	$3,291,908	$6,211	0.75%
Investment securities: (2)
Available-for-sale securities:
Taxable	9,589,917	46,684	1.93	10,048,423	46,606	1.86	12,674,610	52,825	1.65
Held-to-maturity securities:
Taxable	14,385,027	95,392	2.63	13,969,843	90,544	2.60	10,249,131	56,618	2.19
Non-taxable (3)	1,531,663	13,606	3.52	1,142,311	9,704	3.41	218,339	1,803	3.28
Total loans, net of unearned income (4) (5)	26,331,377	352,353	5.31	24,858,503	330,297	5.33	21,584,892	268,445	4.93
Total interest-earning assets	54,386,255	516,171	3.77	52,365,900	483,338	3.70	48,018,880	385,902	3.19
Cash and due from banks	553,132			534,908			371,373
Allowance for loan losses	(296,177)			(280,679)			(246,210)
Other assets (6)	1,821,827			1,800,517			1,651,323
Total assets	$56,465,037			$54,420,646			$49,795,366
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$572,242	$116	0.08%	$554,411	$106	0.08%	$442,518	$86	0.08%
Money market deposits	6,704,337	7,782	0.46	6,265,809	6,021	0.39	5,774,281	2,079	0.14
Money market deposits in foreign offices	218,734	22	0.04	220,334	21	0.04	187,183	21	0.04
Time deposits	74,597	35	0.19	56,755	23	0.16	51,406	17	0.13
Sweep deposits in foreign offices	896,558	87	0.04	1,060,192	100	0.04	1,008,675	101	0.04
Total interest-bearing deposits	8,466,468	8,042	0.38	8,157,501	6,271	0.31	7,464,063	2,304	0.12
Short-term borrowings	745,156	4,039	2.15	121,098	580	1.92	48,614	164	1.34
3.50% Senior Notes	347,499	3,147	3.59	347,415	3,146	3.63	347,168	3,144	3.59
5.375% Senior Notes	348,557	4,863	5.54	348,399	4,861	5.60	347,934	4,854	5.53
Junior Subordinated Debentures	—	—	—	—	—	—	54,391	831	6.06
Total interest-bearing liabilities	9,907,680	20,091	0.80	8,974,413	14,858	0.66	8,262,170	11,297	0.54
Portion of noninterest-bearing funding sources	44,478,575			43,391,487			39,756,710
Total funding sources	54,386,255	20,091	0.15	52,365,900	14,858	0.11	48,018,880	11,297	0.09
Noninterest-bearing funding sources:
Demand deposits	40,625,772			39,814,450			36,578,779
Other liabilities	932,544			908,594			773,586
SVBFG stockholders’ equity	4,854,440			4,581,591			4,041,218
Noncontrolling interests	144,601			141,598			139,613
Portion used to fund interest-earning assets	(44,478,575)			(43,391,487)			(39,756,710)
Total liabilities and total equity	$56,465,037			$54,420,646			$49,795,366
Net interest income and margin		$496,080	3.62%		$468,480	3.59%		$374,605	3.10%
Total deposits	$49,092,240			$47,971,951			$44,042,842
Average SVBFG stockholders’ equity as a percentage of average assets			8.60%			8.42%			8.12%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,858)			(2,037)			(631)
Net interest income, as reported		$493,222			$466,443			$373,974

(1)
Includes average interest-earning deposits in other financial institutions of $0.7 billion, $0.9 billion and $1.3 billion; and $1.4 billion, $1.3 billion and $1.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for September 30, 2018, and June 30, 2018, and 35.0 percent for the 2017 period presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $33.1 million, $37.8 million and $33.4 million for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

(6)
Average investment securities of $761 million, $773 million and $692 million for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2018			September 30, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,535,749	$20,080	1.06%	$3,235,628	$16,670	0.69%
Investment securities: (2)
Available-for-sale securities:
Taxable	10,124,707	141,266	1.87	12,539,773	146,803	1.57
Held-to-maturity securities:
Taxable	13,597,340	262,436	2.58	9,242,953	147,965	2.14
Non-taxable (3)	1,166,875	29,755	3.41	162,572	4,158	3.42
Total loans, net of unearned income (4) (5)	25,008,277	979,724	5.24	20,726,467	745,983	4.81
Total interest-earning assets	52,432,948	1,433,261	3.65	45,907,393	1,061,579	3.09
Cash and due from banks	496,658			361,041
Allowance for loan losses	(280,102)			(243,594)
Other assets (6)	1,783,148			1,540,211
Total assets	$54,432,652			$47,565,051
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$578,313	$338	0.08%	$420,680	$242	0.08%
Money market deposits	6,437,372	17,658	0.37	5,664,082	5,544	0.13
Money market deposits in foreign offices	206,924	61	0.04	183,040	59	0.04
Time deposits	59,561	71	0.16	50,855	49	0.13
Sweep deposits in foreign offices	978,724	281	0.04	1,089,714	324	0.04
Total interest-bearing deposits	8,260,894	18,409	0.30	7,408,371	6,218	0.11
Short-term borrowings	328,425	5,053	2.06	39,523	295	1.00
3.50% Senior Notes	347,416	9,438	3.63	347,088	9,429	3.63
5.375% Senior Notes	348,400	14,584	5.60	347,786	14,558	5.60
Junior Subordinated Debentures	—	—	—	54,434	2,494	6.13
6.05% Subordinated Notes	—	—	—	25,641	467	2.44
Total interest-bearing liabilities	9,285,135	47,484	0.68	8,222,843	33,461	0.54
Portion of noninterest-bearing funding sources	43,147,813			37,684,550
Total funding sources	52,432,948	47,484	0.12	45,907,393	33,461	0.10
Noninterest-bearing funding sources:
Demand deposits	39,473,468			34,653,264
Other liabilities	930,985			668,417
SVBFG stockholders’ equity	4,602,027			3,883,876
Noncontrolling interests	141,037			136,651
Portion used to fund interest-earning assets	(43,147,813)			(37,684,550)
Total liabilities and total equity	$54,432,652			$47,565,051
Net interest income and margin		$1,385,777	3.53%		$1,028,118	2.99%
Total deposits	$47,734,362			$42,061,635
Average SVBFG stockholders’ equity as a percentage of average assets			8.45%			8.17%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(6,249)			(1,455)
Net interest income, as reported		$1,379,528			$1,026,663

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion and $1.0 billion for the nine months ended September 30, 2018 and 2017, respectively. The balance also includes $1.4 billion and $2.1 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent and 35.0 percent for the nine months ended September 30, 2018 and 2017, respectively.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $100.8 million and $93.5 million for the nine months ended September 30, 2018 and 2017, respectively.

(6)
Average investment securities of $774 million and $674 million for the nine months ended September 30, 2018 and 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Weighted average common shares outstanding—basic	53,235	53,064	52,705	53,062	52,530
Effect of dilutive securities:
Stock options and employee stock purchase plan	383	400	343	404	381
Restricted stock units	301	312	257	334	319
Total effect of dilutive securities	684	712	600	738	700
Weighted average common shares outstanding—diluted	53,919	53,776	53,305	53,800	53,230
SVB Financial and Bank Capital Ratios

	September 30, 2018	June 30, 2018	September 30, 2017
SVB Financial:
CET 1 risk-based capital ratio	13.28%	12.92%	12.96%
Tier 1 risk-based capital ratio	13.45	13.10	13.32
Total risk-based capital ratio	14.34	14.03	14.29
Tier 1 leverage ratio	8.99	8.81	8.34
Tangible common equity to tangible assets ratio (1)	8.47	8.34	8.00
Tangible common equity to risk-weighted assets ratio (1)	13.00	12.68	13.01
Silicon Valley Bank:
CET 1 risk-based capital ratio	11.98%	11.76%	12.41%
Tier 1 risk-based capital ratio	11.98	11.76	12.41
Total risk-based capital ratio	12.91	12.72	13.40
Tier 1 leverage ratio	7.82	7.72	7.59
Tangible common equity to tangible assets ratio (1)	7.44	7.39	7.47
Tangible common equity to risk-weighted assets ratio (1)	11.70	11.52	12.44

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2018	June 30, 2018	September 30, 2017
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,337,757	$2,110,768	$2,021,978
Hardware	671,773	622,187	480,776
Private equity/venture capital	9,528,896	8,727,107	6,648,738
Life science/healthcare	932,958	805,240	491,717
Premium wine (1)	88,019	59,434	56,492
Other	55,986	34,728	186,103
Total commercial loans	13,615,389	12,359,464	9,885,804
Real estate secured loans:
Premium wine (1)	106,136	110,721	134,858
Consumer (2)	—	—	—
Other	—	—	20,533
Total real estate secured loans	106,136	110,721	155,391
Construction loans	—	—	22,893
Consumer loans (2)	207,016	157,329	86,605
Total loans individually equal to or greater than $20 million	$13,928,541	$12,627,514	$10,150,693
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,977,558	$4,181,020	$3,829,345
Hardware	646,712	659,246	641,248
Private equity/venture capital	3,840,139	3,505,898	2,986,190
Life science/healthcare	1,444,512	1,353,096	1,287,483
Premium wine	141,480	139,375	155,330
Other	221,949	294,532	208,988
Total commercial loans	10,272,350	10,133,167	9,108,584
Real estate secured loans:
Premium wine	580,631	575,520	578,609
Consumer	2,553,651	2,477,871	2,203,877
Other	41,076	41,477	22,138
Total real estate secured loans	3,175,358	3,094,868	2,804,624
Construction loans	81,903	65,286	52,751
Consumer loans	210,677	239,947	213,177
Total loans individually less than $20 million	$13,740,288	$13,533,268	$12,179,136
Total gross loans	$27,668,829	$26,160,782	$22,329,829
Loans individually equal to or greater than $20 million as a percentage of total gross loans	50.3%	48.3%	45.5%
Total clients with loans individually equal to or greater than $20 million	347	318	257
Loans individually equal to or greater than $20 million on nonaccrual status	$27,872	$28,202	$71,649

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2018	June 30, 2018	September 30, 2017
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$115,162	$124,842	$124,672
Loans past due 90 days or more still accruing interest	163	462	764
Total nonperforming loans	115,325	125,304	125,436
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$115,325	$125,304	$125,436
Nonperforming loans as a percentage of total gross loans	0.42%	0.48%	0.56%
Nonperforming assets as a percentage of total assets	0.20	0.22	0.25
Allowance for loan losses	$285,713	$286,709	$249,010
As a percentage of total gross loans	1.03%	1.10%	1.12%
As a percentage of total gross nonperforming loans	247.75	228.81	198.52
Allowance for loan losses for nonaccrual loans	$49,992	$53,677	$43,824
As a percentage of total gross loans	0.18%	0.21%	0.20%
As a percentage of total gross nonperforming loans	43.35	42.84	34.94
Allowance for loan losses for total gross performing loans	$235,721	$233,032	$205,186
As a percentage of total gross loans	0.85%	0.89%	0.92%
As a percentage of total gross performing loans	0.86	0.90	0.92
Total gross loans	$27,668,829	$26,160,782	$22,329,829
Total gross performing loans	27,553,504	26,035,478	22,204,393
Allowance for unfunded credit commitments (1)	51,808	54,104	48,172
As a percentage of total unfunded credit commitments	0.28%	0.29%	0.29%
Total unfunded credit commitments (2)	$18,539,514	$18,728,360	$16,341,930

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sweep money market funds	$34,556	$30,164	$20,165	$30,284	$18,783
Client investment assets under management (2)	36,541	33,443	26,123	33,561	24,531
Repurchase agreements	8,464	7,705	6,985	7,905	6,190
Total average client investment funds	$79,561	$71,312	$53,273	$71,750	$49,504

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Sweep money market funds	$36,067	$31,859	$29,421	$23,911	$20,664
Client investment assets under management (2)	37,649	35,509	31,423	29,344	26,718
Repurchase agreements	8,369	8,406	6,895	7,074	6,860
Total period-end client investment funds	$82,085	$75,774	$67,739	$60,329	$54,242

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
GAAP noninterest income	$210,070	$192,689	$155,518	$152,266	$158,778	$558,277	$404,965
Less: income attributable to noncontrolling interests, including carried interest allocation	6,692	9,445	13,024	7,743	5,614	29,161	21,709
Non-GAAP noninterest income, net of noncontrolling interests	$203,378	$183,244	$142,494	$144,523	$153,164	$529,116	$383,256

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
GAAP noninterest income	$210,070	$192,689	$155,518	$152,266	$158,778	$558,277	$404,965
Less: gains on investment securities, net	32,193	36,114	9,058	15,765	15,238	77,365	48,838
Less: net gains on equity warrant assets	34,141	19,061	19,191	12,123	24,922	72,393	42,432
Less: other noninterest income	12,022	14,390	12,259	17,982	15,896	38,671	41,128
Non-GAAP core fee income	$131,714	$123,124	$115,010	$106,396	$102,722	$369,848	$272,567

	Three months ended					Nine months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
GAAP net gains on investment securities	$32,193	$36,114	$9,058	$15,765	$15,238	$77,365	$48,838
Less: income attributable to noncontrolling interests, including carried interest allocation	6,641	9,672	12,905	7,764	5,496	29,218	21,423
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$25,552	$26,442	$(3,847)	$8,001	$9,742	$48,147	$27,415

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
GAAP noninterest expense	$309,445	$305,739	$265,417	$264,015	$257,761	$880,601	$746,640
Less: expense attributable to noncontrolling interests	154	227	(32)	296	125	349	517
Non-GAAP noninterest expense, net of noncontrolling interests	$309,291	$305,512	$265,449	$263,719	$257,636	$880,252	$746,123

GAAP net interest income	$493,222	$466,443	$419,863	$393,706	$373,974	$1,379,528	$1,026,663
Adjustments for taxable equivalent basis	2,858	2,037	1,354	1,621	631	6,249	1,455
Non-GAAP taxable equivalent net interest income	$496,080	$468,480	$421,217	$395,327	$374,605	$1,385,777	$1,028,118
Less: net interest income attributable to noncontrolling interests	10	10	9	7	9	29	26
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$496,070	$468,470	$421,208	$395,320	$374,596	$1,385,748	$1,028,092

GAAP noninterest income	$210,070	$192,689	$155,518	$152,266	$158,778	$558,277	$404,965
Less: income attributable to noncontrolling interests	6,692	9,445	13,024	7,743	5,614	29,161	21,709
Non-GAAP noninterest income, net of noncontrolling interests	$203,378	$183,244	$142,494	$144,523	$153,164	$529,116	$383,256

GAAP total revenue	$703,292	$659,132	$575,381	$545,972	$532,752	$1,937,805	$1,431,628
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$699,448	$651,714	$563,702	$539,843	$527,760	$1,914,864	$1,411,348

GAAP operating efficiency ratio	44.00%	46.39%	46.13%	48.36%	48.38%	45.44%	52.15%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	44.22	46.88	47.09	48.85	48.82	45.97	52.87

Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
GAAP non-marketable and other equity securities	$896,249	$852,505	$824,936	$651,053	$627,469
Less: amounts attributable to noncontrolling interests	130,995	130,216	125,568	120,409	121,401
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$765,254	$722,289	$699,368	$530,644	$506,068

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
GAAP SVBFG stockholders’ equity (tangible common equity)	$4,924,369	$4,657,653	$4,415,446	$4,179,795	$4,059,813
GAAP total assets (tangible assets)	$58,139,734	$55,867,745	$53,500,787	$51,214,467	$50,754,287
Risk-weighted assets	$37,889,139	$36,727,118	$34,903,720	$32,736,959	$31,208,081
Tangible common equity to tangible assets	8.47%	8.34%	8.25%	8.16%	8.00%
Tangible common equity to risk-weighted assets	13.00	12.68	12.65	12.77	13.01

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Tangible common equity	$4,260,685	$4,068,918	$3,900,094	$3,762,542	$3,728,890
Tangible assets	$57,245,029	$55,035,371	$52,622,450	$50,383,774	$49,937,343
Risk-weighted assets	$36,424,091	$35,326,564	$33,396,675	$31,403,489	$29,970,913
Tangible common equity to tangible assets	7.44%	7.39%	7.41%	7.47%	7.47%
Tangible common equity to risk-weighted assets	11.70	11.52	11.68	11.98	12.44